                                                            Exhibit 10.4
                                                            Research Agreement


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]


                               RESEARCH AGREEMENT

This Research Agreement (the "Agreement"), entered into this 1st day of November 1990 by and between David Sarnoff Research Center, Inc. ("Sarnoff") and Princeton Electronic Billboard, Inc. ("PEB"), describes the terms and conditions for Sarnoff's work in providing research and development services to PEB for the application of Sarnoff's Pyramid Image Processing Technology in PEB's Exclusive Field (the "Project"). The Project is entitled "PEB System for Video Insertion Via Pattern Key" and is described in Sarnoff's Proposal dated August 1, 1990 (No. 90-3214-291) (the "Proposal") and subsequent work statements (Phase II and III Proposals) to be agreed upon in writing at a later date. In the event of a conflict between the terms and conditions of this Agreement and the Proposal, the terms and conditions of this Agreement shall govern.

In consideration of the mutual promises contained herein, the Parties agree that:

ARTICLE I DEFINITIONS

1. The "Exclusive Field" is defined as electronically merging images into video for advertising purposes.

2. The words "Intellectual Property" shall mean, collectively, Inventions, ideas, procedures, principles, discoveries, computer software, mask works, and other forms of intellectual property. An "Invention" is any novel and useful machine, device, system or process first conceived and reduced to practice during the time period and under the Project.

3. The term "PEB Funded Property" is defined as that portion of the Sarnoff Property, defined below, which was developed on the Project and paid for by PEB.

ARTICLE II PERIOD OF PERFORMANCE AND THE TASKS

1. The Project comprises three Phases. Phase I has been entered into as of August 31, 1990 and will proceed according to the Statement of Work, as described in our Proposal 90-3214-291 dated August 1, 1990 and incorporated herein by reference. Phases II and III will be implemented according to the description contained in the Phase II and III Proposals, and will be incorporated herein by reference. Sarnoff and PEB agree that they will negotiate in good faith toward mutually acceptable statements of work and costs for the performance by Sarnoff of Phases II and III.

2. Any modification to the Statement of Work shall be on mutually acceptable terms and conditions. No modification to the Statement of Work will be made unless requested by PEB and accepted by Sarnoff in writing.

3. Sarnoff will perform such work in a manner consistent with the highest standards of scientific and technical excellence.

4. Sarnoff shall permit PEB personnel to visit Sarnoff's facilities to review the Project upon reasonable notice and during normal working hours.

ARTICLE III DELIVERABLES

1. As described in Sarnoff's Phase I, II and III Proposals.

ARTICLE IV   PRICE AND PAYMENT TERMS

1. Sarnoff has undertaken Phase I on a fixed price basis. The cost for Phase I is Sixty-Five Thousand Dollars ($65,000.00). All terms of our Proposal 90-3214-291 shall govern Phase I.

2. Terms for Phase II and III shall be on a best effort, cost-reimbursable basis. The cost for each Phase shall be negotiated as indicated in Article II, Paragraph 1, and will not be exceeded without prior written approval of PEB.

3. Payment terms shall be an initial payment of (20% of Phase II and III estimated cost) upon acceptance of each Phase with the initial payment applied against the final Phase invoice. As to subsequent payments, Sarnoff shall submit monthly invoices for all costs incurred during a month. PEB shall pay each invoice within thirty (30) days of receipt.

4. Sarnoff will assist PEB to the extent it has the legal right to do so in acquiring third party rights in Pyramid Processing Technology.

ARTICLE V PROPRIETARY INFORMATION

1. The Confidential Disclosure Agreement between the Parties, dated June 12, 1990, is incorporated herein by reference and its obligations are extended to two (2) years after completion of all Phases of the Project.

ARTICLE VI INTELLECTUAL PROPERTY RIGHTS

1. Sarnoff shall retain ownership of all inventions, computer software and trade secrets in the field of Pyramid Image Processing Technology developed by Sarnoff's employees and consultants prior to the Project, during the Project or concurrently with the Project and of any and all resulting patent applications, issued patents, copyrights and mask work registrations (collectively the "Sarnoff Property"). Sarnoff agrees to pay all costs associated with obtaining and maintaining Sarnoff Property. PEB shall have no rights in Sarnoff Property except as provided in ARTICLE VII. Sarnoff has represented to PEB and does hereby represent that the ownership of rights, described in this paragraph 1, is the standard Sarnoff policy with respect to Pyramid Imaging Processing Technology and that all research done by Sarnoff in this field is done on this basis for all clients.

2. Any inventions, computer software and trade secrets jointly developed by one or more PEB employees or consultants with one or more Sarnoff employees or consultants together with any patent application, issued patent, copyright or mask work registration resulting therefrom (collectively the "Joint Property") shall be jointly owned by PEB and Sarnoff. Each Party shall own an undivided one-half interest in the whole of any such Joint Property with neither Party having to account to the other Party for any income or other consideration received from its exploitation or other use of the Joint Property, except that Sarnoff agrees that it will not grant any Licenses under its rights in the Joint Property in the Exclusive Field. The Parties will share equally in all costs related to obtaining and maintaining any such Joint Property, including any costs relating to the litigation of the patentability, validity or enforceability of any such patent application, issued patent, copyright or mask work registration. If, at any time, a Party declines to share in the costs described in this Paragraph 2 for a particular item of Joint Property, the Party so declining shall assign its ownership rights in the particular item of Joint Property to the other Party.

3. Each Party agrees, upon request, to inform the other Party of the status of any patent application or issued patent filed on Joint Property and of all prior art referred to or cited against a pending patent application or issued patent that the Party is prosecuting or maintaining in any country if the other Party has a corresponding patent application or issued patent for the same Invention in another country.

ARTICLE VII LICENSES

1. During the term of the Project, Sarnoff grants to PEB an exclusive, royalty-free, worldwide license, without right to sub-license, to use Sarnoff Property for research and development in PEB's Exclusive Field. Sarnoff agrees that it will not grant any other licenses in PEB's exclusive field during the term of the Project. The license granted in this Paragraph does not include PEB access to any Sarnoff computer software source code.

2. Sarnoff grants to PEB a worldwide, exclusive license, subject to the payment of the royalties provided herein to Sarnoff, with right to sublicense, to use, modify, make, have made and sell Sarnoff Property, in PEB's Exclusive Field, such exclusive license to be maintained as long as the royalties are paid, as described in paragraph 3 of this Article.

3. Sarnoff grants to PEB an exclusive, royalty-free, worldwide license with right to sublicense, to use, modify, make, have made and sell PEB Funded Property in PEB's Exclusive Field.

4. Royalties

4(a). In consideration for Sarnoff entering into this Agreement and staying out of the Exclusive Field, as described in Articles VII and VIII, and for the licenses granted to PEB, PEB shall pay to Sarnoff royalties based on PEB's audited gross revenue. Such royalties survive this Agreement and continue in effect as long as PEB, its successors or assigns remain in this field, and Sarnoff shall remain out of the Exclusive Field as long as royalties are paid. The amount of royalties due Sarnoff shall be calculated based on the following schedule.

[CONFIDENTIAL TREATMENT REQUESTED]

4(b). Deferral of Royalties - Royalties shall accrue until such time that PEB's cumulative gross revenue reaches $20,000,000 or four (4) years after the completion of Phase III, which ever occurs first. Payments for all accrued royalties shall commence after PEB's cumulative gross revenue exceeds $20,000,000 or four (4) years from the date of conclusion of Phase III, whichever occurs first in four equal quarterly installments beginning three (3) months after PEB's cumulative gross revenue exceeds $20,000,000 or four (4) years after the completion of Phase III.

4(c). Once the gross revenue of 20,000,000 or four (4) years after the completion of Phase III has occurred, PEB shall commence paying royalties quarterly based on the audited financial records of PEB for the preceding quarter in accordance with the schedule of Royalties as defined in Article VII, Paragraph 4.

4(d). An annual statement of PEB's cumulative revenue and the royalties due to Sarnoff shall be provided by PEB at PEB's expense by an independent, certified public accountant of PEB's choice. Sarnoff shall have the right to have such statement created an audited by an independent Certified Public Accountant of Sarnoff's choice and at Sarnoff's expense on a quarterly basis.

4(e). PEB may terminate its payments and licenses under Subparagraphs 4(b) or 4(c) of this ARTICLE VII, at PEB's election, at any time subsequent to Subparagraph 4(c) taking effect except that PEB shall remain liable for any deferred royalties accrued up to the date of termination. If PEB so terminates its payments, then all licenses and the non-compete clause shall also terminate as of the date of PEB's termination of its payments.

4(f). Each fee payment due to Sarnoff under this Paragraph 3 of this ARTICLE VII shall be paid during the month following the calendar quarter covered thereby.

5. Sarnoff agrees to forbare in this field for a period of one (1) year or until Phase II begins, whichever occurs first, without further consideration. In the event that Phase II does not commence within one (1) year, PEB will have the first right of refusal in this field subject to further negotiations. The same provision applies for a period of one (1) year following the completion of Phase II or until Phase III begins.

6. In the event that this Agreement is terminated prior to the completion of the Project for any reason other than the filing of a voluntary bankruptcy petition, or adjudication of bankruptcy, under Federal U.S. law, PEB agrees to pay the fees described in Paragraph 4(b) or 4(c) beginning on the termination date of the Project to maintain the licenses and non-compete clause in force. In the event that this Agreement is terminated due to the filing of a voluntary bankruptcy petition, or adjudication of bankruptcy, under Federal U.S. law, the licenses and non-compete Agreement shall be terminated under the provisions of
ARTICLE XV, paragraph 1.

7. No licenses are implied or granted by either Party to the other Party hereto, or its Licensees, except as specifically provided in this Agreement.

ARTICLE VIII PERSONNEL/COMPETITORS

1. Sarnoff agrees that none of its employees, consultants or agents assigned to work on this Project either full-time or part-time will perform services in the Exclusive Field for other than PEB, during the time they are employed or retained as employees, agents or consultants by Sarnoff, for the duration of PEB's Exclusive License.

2. Each party agrees that it will not offer to employ or employ any employee of the other party assigned to the Project without the other party's written consent for the duration of the Project and for a period of three years after the termination of the Project for any reason whatsoever.

3. PEB agrees that it will not compete in any applications of Pyramid Processing outside of the video insertion field.

ARTICLE IX PUBLICITY

1. The Parties agree that neither will use the name of the other Party, either express or implied, in any of its advertising, public announcements or promotional material without the prior written consent of the other Party. Each Party agrees that it will not disclose the terms of the Agreement to any third Party without the other Party's prior written consent, except as required by law and in litigation between the Parties.

ARTICLE X FORCE MAJEURE

1. Sarnoff shall not be liable or deemed to be in default for any delay, failure in performance, non-performance, or any interruption of service resulting directly or indirectly from acts of God, acts of the public enemy, war, accidents, fires, electrical failures, machine failures or unavailability, postal delays, explosions, earthquakes, floods, the elements, strikes, lockouts, labor disputes, governmental orders or regulations, shortages of suitable parts, materials, labor or transportation, or any other cause beyond the reasonable control of Sarnoff. Increases in the cost of doing business, and circumstances giving rise to breach of Sarnoff's warranties under this Agreement, shall not be deemed causes beyond the reasonable control of Sarnoff, and shall not excuse any failure to perform, default, or liability.

ARTICLE XI TERMINATION

1. This Agreement may be terminated by either Party upon: (i) the default of the other Party or failure to conform to any term or condition of this Agreement, where the default or failure is not cured within thirty (30) days after written notice of such default or failure by the non-defaulting Party; or the filing of a voluntary bankruptcy petition, or adjudication of bankruptcy, under Federal U.S. law. Notice of default or failure to comply shall be as provided in ARTICLE XVIII, Paragraph 7.

2. PEB may terminate the Project and any liability for further payments at any time except as provided in this ARTICLE XI, with or without cause and in PEB's sole discretion, by written notice to Sarnoff as provided in ARTICLE XIV, Paragraph 7.

3. Upon termination of this agreement under paragraph 1 or 2 of this ARTICLE XIV, Sarnoff will use its best efforts to terminate the work being performed within fourteen (14) days from the date of termination and will be paid the costs thereof. PEB will not be responsible to pay Sarnoff for work performed beyond such fourteen (14) day period. In addition, PEB will pay to Sarnoff the lesser of the cost to Sarnoff of all parts, supplies and equipment, specific to the performance of the Project and ordered prior to PEB's default or receipt of PEB's notice of termination, or the cost to Sarnoff of the the cancellation of such orders, whichever is less. Sarnoff will use its best efforts to minimize such costs to PEB. Sarnoff will promptly deliver to PEB any and all parts, supplies and equipment paid for by PEB and work in progress developed to the effective date of termination to which PEB would otherwise be entitled.

ARTICLE XII EXPORT OF INFORMATION, DATA DESIGNS AND/OR PRODUCTS

1. PEB acknowledges that the information, data, designs and/or products disclosed or delivered by Sarnoff to PEB may be subject to U.S. Government regulations which prohibit export or diversion of certain products and/or technical data to certain countries. Any and all obligations of Sarnoff to provide information, data, designs and/or products, shall be subject in all respect to such U.S. laws and regulations that shall from time to time govern the export of technology and products abroad by persons subject to the jurisdiction of the U.S., including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by The Department of Commerce. PEB and Sarnoff warranty that they will comply in all respects with the export restrictions set forth in these laws and regulations as applied to the information, data, designs and/or products disclosed or delivered by Sarnoff to PEB.

ARTICLE XIII LIMITATION OF LIABILITY

1. SARNOFF ASSUMES NO LIABILITY EXCEPT AS EXPRESSLY PROVIDED IN THESE TERMS AND CONDITIONS AND IN NO EVENT SHALL SARNOFF BE LIABLE, WHETHER IN CONTRACT, TORT, OR NEGLIGENCE, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

ARTICLE XIV MISCELLANEOUS PROVISIONS

1. The captions appearing are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement or any provision hereof.

2. Nothing in this Agreement shall create any association, partnership or joint venture between the Parties hereto, it being understood and agreed that the Parties are independent contractors and neither shall have any authority to bind the other in any way. Sarnoff shall provide, compensation, tax withholding, and other duties of an employer to the extent applicable to Sarnoff's employees, agents or consultants doing work on the Project.

3. This Agreement shall be binding upon the Parties, their successors, assigns, heirs and legal representatives, as the case may be when accepted in writing by PEB.

4. The Parties agree that any waiver of any term or condition of this Agreement by a Party shall not construed or deemed to be a waiver of any other term or condition of this Agreement, nor a waiver of a subsequent breach of the same or another term or condition.

5. If any term or condition of this Agreement is found invalid or unenforceable, that term or condition will be enforced to the maximum extent permitted by law, and the remainder of this Agreement will remain fully in force.

6. All notices, reports, requests, approvals and other communications required or permitted under this Agreement must be in writing. They will be deemed given when sent by registered or certified mail, postage prepaid. All communications must be sent to the receiving Party's address as provided herein or to any other address that the receiving Party may provide for purposes of notice by notice as provided herein. All notices to Sarnoff shall be addressed to David Sarnoff Research Center, Inc. 201 Washington Road, Princeton, NJ 08543-5300 Attention:
Vice President, Corporate Affairs. All notices to PEB shall be addressed to Princeton Electronic Billboard, Inc., 27 Honey Brook Drive, Princeton, NJ 08540

7. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey in the same manner as contracts entered into and fully performed therein.

ARTICLE XV ENTIRE AGREEMENT

1. This Agreement and all of the documents incorporated herein constitute the entire agreement between the Parties and supersedes all previous negotiations, comments and writing by the Parties. This Agreement shall be changed only by a writing signed by the Parties. No oral contract or conversation with any officer, agent or employee of Sarnoff or PEB, either before or after the execution of this Agreement, shall affect, alter or modify the obligations of the Parties.

ACCEPTED AND AGREED TO:

DAVID SARNOFF RESEARCH                  PRINCETON ELECTRONIC
CENTER, INC.                            BILLBOARD


By: /s/ V. J. Boccanfuso, Jr.           By: /s/ R. J. Rosser
    ------------------------------          --------------------------
Name:  V. J. Boccanfuso, Jr.            Name:  R. J. Rosser
Title: Director, Contracts              Title: Chief Operating Officer
Date:  October 3, 1990                  Date:  November 1, 1990

                                                                        ORIGINAL
                                      COPY

                                  AMENDMENT #1
                                 August 9, 1991

The Agreement dated 1 November 1990 by and between David Sarnoff Research Center, Inc. ("Sarnoff") and Princeton Electronic Billboard ("PEB") (the "Agreement") is amended as follows:

Delete Article 1, paragraph 1, and insert:
      1. The Exclusive Field is defined as electronically recognizing selected landmarks and/or altering images in real time in any broadly disseminated television program for advertising purposes or for any purpose in real time television programs whose principal focus is sports. Broadly disseminated programs are those which are broadcast over the air, via cable or via satellite with a distribution to more than 5,000 customers. Programs disseminated over point to point, or point to multipoint, private networks are not included in the Exclusive Field.


Add new Article IV, paragraph 5:
      5. In exchange for the expansion of the Exclusive Field to include all applications in television programs whose principle focus is on sports, PEB agrees to issue to Sarnoff 103,000 shares of common stock of PEB (8% of the authorized and outstanding stock of PBE as of the date of this amendment). PEB has represented and does hereby represent that there is now only only class of authorized stock in PEB, PEB Common Stock, and that the Stock given to Sarnoff will be of this class, the same class as every other existing owner of PEB stock. The issuance of stock to Sarnoff will take place pursuant to definitive documentation which PEB has instructed its attorneys to prepare.

Add new Article VI, paragraph 4:
      4. PEB shall retain ownership of all inventions, computer software and trade secrets developed by PEB's employees and paid for by PEB that are based on Sarnoff Technology. PEB shall assign Sarnoff a non-exclusive license, with right to sublicense, to make, have made, use and sell in all fields except the Exclusive Field. If in the future there are rights to PEB developed technology that Sarnoff wishes to convert to exclusive rights, PEB will negotiate such exclusive rights in good faith using the present agreement as a model. Jointly-developed intellectual property shall be jointly owned, Sarnoff shall assign PEB an exclusive license, with right to sublicense, to make, have made, use and sell in the Exclusive Field. PEB shall assign Sarnoff an exclusive license, with right to sublicense, to make, have made, use and sell only outside the Exclusive Field.

In Article VII, paragraph 2, delete "paragraph 3" and insert "paragraph 4".

Change at the end of the first sentence, Article VII, paragraph 4(a):
      "PEB's total Revenue from all sources and its sub-licensee's audited Gross Revenue from all products, services or applications employing any of the Sarnoff property or the information, designs or plans delivered to PEB by Sarnoff (the "Gross Revenue")"

                                                                            COPY

                                  AMENDMENT #1

                                 August 9, 1991

Add at the end of Article VII, paragraph 4(b):
      "The minimum quarterly payment to maintain the licenses in the Sarnoff property in effect beginning three (3) year after the completion of Phase III shall be [CONFIDENTIAL TREATMENT REQUESTED] for the Exclusive
      Field defined in Article 1, paragraph 1. For the first two (2) years, PEB shall have the option of paying the royalty in cash or in PEB stock at its last issue price."

In Article VII, paragraph 4(f), delete "paragraph 3" and insert "paragraph 4".

Add new Article VII, paragraph 8:
      8. Sarnoff and its assigns shall have the right to bid to manufacture equipments for PEB. The PEB products will be manufactured by and under the control and supervision of PEB. PEB is sensitive to the strategic nature of the Sarnoff technology and therefore, PEB agrees to keep Sarnoff informed of its manufacturing intentions, and will give Sarnoff ninety
      (90) days notice of its serious intent to manufacture in countries where Sarnoff has no patent protection. PEB reaffirms its agreement to maintain the confidentiality of all confidential material passed to PEB as part of this agreement with Sarnoff with the same degree of protection as PEB protects its own property according to the terms of our existing Confidentiality Agreement.

Add new Article XIII, paragraph 2:
      2. Sarnoff warrants that to the best of its knowledge it has full right and title to issue the License granted herein. No warranty is given, nor should any be assumed that the use of information, data, plans or designs delivered to PEB hereunder will be free from infringement of any patent, copyright and/or mask work registration of a third Party.

Except as explicitly stated, this Agreement does not convey any license or other rights.

In all other respects the Agreement remains unchanged.

ACCEPTED AND AGREED:

DAVID SARNOFF RESEARCH                    PRINCETON ELECTRONIC BILLBOARD
CENTER, INC.


By: /s/ Vincent J. Boccanfuso, Jr.        By: /s/ Brown F. Williams
    ------------------------------            ----------------------------------
Vincent J. Boccanfuso, Jr.
Title: Director, Contracts                Title: President

                 [LETTERHEAD OF PRINCETON ELECTRONIC BILLBOARD]

Mr. James Clingham
Vice President
David Sarnoff Research Center
CN 5300
Princeton, NJ 08543-5300                                            July 1, 1992

Dear Jim,

In accordance with our discussions which are summarized below, we wish to undertake Phase II of Prototype System for Video Insertion Via Pattern Key. This research program is Phase II as described in the Research Agreement dated November 1, 1990 between PEB and Sarnoff, as amended.

It is contemplated that Sarnoff will undertake Phase II for a fixed price of $2,000,000. Several steps have been discussed for the execution of Phase II.

      Step 1. During this step, which will begin as soon as possible, Sarnoff will begin Phase II with research on solutions to the occlusion problem. Such work is likely to involve precise alignment. This step 1 will not exceed $50,000 in costs at Sarnoff and the actual costs will be shared equally by PEB and Sarnoff. This cost sharing is intended to reduce Sarnoff's risk for the early start.

Coincident with this step 1, teams from Sarnoff, ABC and PEB will meet to develop specifications for the functionality (ABC Specs) of the unit to be developed in Phase II. Incidentally, this work has already begun at ABC.

      Step 2. This step will complete the development of solutions to the occlusion problem. This step will begin upon the agreement between Sarnoff, ABC and PEB on the specifications of the functionality of the Phase II unit. This step will cost no more than $400,000 and the actual cost of this step will be shared equally between Sarnoff and PEB. This cost sharing is intended to reduce Sarnoff's risk of the fixed price contract sharing the cost of the highest risk portion of the program.

      Step 3. Upon the successful demonstration of a solution to the occlusion problem, Sarnoff will undertake the rest of Phase II.

[CONFIDENTIAL TREATMENT REQUESTED] It is anticipated that the program will take 12-15 months depending on the complexity.

PEB will reimburse Sarnoff for PEB's portion of the actual costs incurred in steps 1 & 2 according to Sarnoff's standard procedures.

Would you please prepare a formal description of this program including timetables for completion of the major and intermediate milestones with emphasis on Step 1 and Step 2.

Very truly yours,


/s/ Brown F Williams

Brown F Williams
President

                 [LETTERHEAD OF DAVID SARNOFF RESEARCH CENTER]

Brown F. Williams, President
Princeton Electronic Billboard, Inc.
27 Honey Brook Drive
Princeton, NJ 08540

Dear Brown:                                                         July 9, 1992

Sarnoff is in receipt of the letter of Princeton Electronic Billboard, Inc.
(PEB) dated 1 July 1992 which is incorporated into this letter by reference.

Sarnoff has open and extends its Proposal of September 18, 1991 covering Phase
II. Your letter of 1 July incorporates features of Phase II of the Proposal.

Sarnoff will proceed to perform Step 1 upon receipt of an original of this agreement signed by PEB. Step 2 will not proceed until Sarnoff reports successful conclusion of Step 1, as more fully set out in your letter, and at that time invoice PEB up to a maximum of $25,000 as its cost share.

Should Sarnoff proceed thru Phase II, Step 2, to Step 3, PEB will pay Sarnoff in accordance with your letter.

Should Sarnoff report the inability to proceed past Step 2, and the parties not mutually resolve that inability, any continuing obligations between PEB and Sarnoff under this letter agreement and/or the contract dated November 1, 1990, as amended, are terminated.

Due to the change in the scope of the work and contract type, the parties agree to the following:

o The exclusive field of use previously granted to PEB in Sarnoff's technology shall be retained with the understanding that royalty rates for advertising gross revenue will remain as currently set out and the rates for applications in sports unrelated to advertising shall be two (2) times those of advertising gross revenues.

Princeton Electronic Billboard, Inc.
Page 2
July 9, 1992

o PEB provides an anti-dilution provision in PEB for Sarnoff that is no less favorable than that held by Brown F. Williams, personally;

o Sentence one of the Agreement is amended at Article VII, Paragraph 4(b), to read:

[CONFIDENTIAL TREATMENT REQUESTED ]

All other terms and conditions of the contract dated November 1, 1990, as amended, remain in full force and effect. To the extent that this letter agreement conflicts with the contract dated November 1, 1990, as amended, and/or the proposal dated September 18, 1991, this letter agreement shall govern.

If this proposal is acceptable to you, please sign one of these originals and return it to me.

Sincerely,                                Accepted and agreed to
                                          Princeton Electronic Billboard, Inc.

/s/ James H. Clingham                     By: /s/ Brown F. Williams
                                              ----------------------------------
                                              Brown F. Williams, President

                                          Date: July 9, 1992

ch Center

                                [LETTERHEAD PEB]

Mr. James Clingham
Vice President
David Sarnoff Research Center
CN 5300
Princeton, NJ 08546-5300                                       November 30, 1992

Dear Jim,

In accordance with the terms of PEB's July 1, 1992 letter to Sarnoff, the terms of the letter agreement of July 9, 1992 from Sarnoff to PEB, and the Research Agreement dated November 1, 1990 between PEB and Sarnoff, as amended, PEB confirms that Sarnoff is authorized to complete Phase II of that program on the agreed fixed price basis.

[CONFIDENTIAL TREATMENT REQUESTED]

Very truly yours,


/s/ Brown F Williams

Brown F Williams
President

cc. James E. Carnes

Encl. (Specifications)

                    Objective Specification, August 26, 1992
                           Electronic Billboard System

Size:
Video Processor - 22cm x 43cm X 50cm
Controller and Operator Interface - Sun Sparcstation

Total Weight:
Approx. 50kg including rack

Manufacturing Cost:
Prototype Hardware Cost assuming 50 Units - $100k for single camera unit
                                            $125/unit for more than 1 camera

Security:
Based on name code transmitted in parallel with broadcast. Phone and diskette verification.
External to system for first unit.

Operator Interface:
Image and mouse/trackball based selection of insertion point.

Operator Functions:
Select landmark and insertion regions. Enable insertions

Input/Output:
D1
Options: D2, NTSC, PAL

Description of Inserted Images:
Basic Prototype System - still images up to 1/2 video frame
Options - video &/or full frame insertions

Processing Speed:
30 frames/sec.

Overall Fixed Time Delay:
Single camera unit - 0.1second
Two or more camera unit - 0.3 seconds

Audio:
Synchronized with video

Zoom Range:
5-1  continuous

Pan characteristics:
10% of frame per frame

Image plane rotation:
Accommodates rotation associated with pan

Camera Translation:
+/-20 ft at 100ft viewing range

Number of Cameras:
User choice. Prototype is single camera

Occlusion:
Multiresolution pattern key

                                  Confidential

                         AMENDMENT TO RESEARCH AGREEMENT


            The Research Agreement dated November 1, 1990 by and between David Sarnoff Research Center, Inc. ("Sarnoff") and Princeton Electronic Billboard, Inc. ("PEB") and all amendments and modifications thereto (hereinafter "Research Agreement") is hereby amended by this Amendment dated June 26, 1995 and effective as of December 31, 1993 (the "Effective Date") as follows:

      A. DEFINITIONS

            A.1. "Access Field" consists of all areas within the scope of the Research Field which are not within the Exclusive Field or the Sarnoff Field.

            A.2. "Broadly Disseminated Television Programs" are those with a distribution to more than 2500 viewers or customers which are live broadcasts, pay per view, delayed broadcast, taped broadcast, broadcast over the air, via cable, or via satellite, or point to multipoint networks, excluding programs disseminated over point to point, or point to multipoint Private Networks.

            A.3. "Cumulative Gross Revenue" means PEB Gross Revenues in the Exclusive Field cumulated from the date on which Gross Revenues for which royalties are provided herein are first received and are not to be cumulated on a yearly basis.

            A.4. "Electronic Recognition" is the use of digital image processing methods, such as correlation, to recognize Landmarks in the scene

            A.5. "Landmarks" are patterns in the scene, whether inside or outside the field of view, corresponding to objects or locations in the scene, whether fixed or moving.

            A.6. "Occlusion Task" means the task to upgrade the prototype PKI system to reduce artifacts in the inserted video introduced when landmarks are partially occluded by foreground objects (the landmark occlusion problem) as defined in the December 15, 1993 Sarnoff proposal.

            A.7.1. "PEB Gross Revenue" means PEB's total revenue, minus any returns, sales and use taxes, trade samples, refunds, or credits to customers received from activity within the Exclusive Field from all sources employing any of the Sarnoff Property or the information, designs or plans delivered to PEB by Sarnoff, including PEB revenue from a joint venture or sub-license within the Exclusive Field employing Sarnoff Property, unless said joint venture or sub-license is not an arm's-length transaction in which case the Revenue received by the Joint Venture Partner or sub-licensee shall be included in calculating the Gross Revenue.

            A.7.2. "PEB Access Field Revenue" means PEB's total revenue, minus any returns, sales and use taxes, trade samples, refunds, or credits to customers received from activity in the Access Field employing any of the Sarnoff Property or the information, designs or plans delivered to PEB by Sarnoff, including PEB revenue from a joint venture or sub-license within the Access Field employing Sarnoff Property, unless said joint venture or sub-license is not an arm's-length transaction in which case the Revenue received by the Joint Venture Partner or sub-licensee shall be included in calculating the PEB Access Field Revenue.

            A.8. "Real Time" shall mean insertion is performed at television frame rates.

            A.9. "Research Field" is defined to include Real Time Video Insertion based on the Electronic Recognition of Landmarks, including the tracking of images in sports for outlining or emphasis or in an area such as a trajectory, strike zone or player, and including anything which is within the scope of the claims of Rosser. The Research Field shall consist of three fields -- the Exclusive Field, the Access Field, and the Sarnoff Field.

            A.10. "Sarnoff Client's Gross Revenue" means the total revenue of the Sarnoff client, minus any returns, sales and use taxes, trade samples, refunds, or credits to customers, received from activity within the Access Field or within the Sarnoff Field from all sources, pursuant to any license agreement with Sarnoff as provided herein, including the client's revenue from a joint venture or sub-license, unless said joint venture or sub-license is not an arm's-length transaction in which case the Revenue received by the Joint Venture Partner or sub-licensee shall be included in calculating the Gross Revenue.

            A.11. "Sarnoff's Gross Revenue" means the total revenue, minus any returns, sales and use taxes, trade samples, refunds, or credits to customers, received by Sarnoff or its

Affiliates within the Access Field or the Sarnoff Field from all sources, including Sarnoff's revenue from a joint venture or sub-license, unless said joint venture or sub-license is not an arm's-length transaction in which case the Revenue received by the Joint Venture Partner or sub-licensee shall be included in calculating the Gross Revenue. Sarnoff's Gross Revenue does not include royalty received by Sarnoff from the licensing of PEB Owned property to its clients which is included in paragraph A.10. Sarnoff's Gross Revenue also does not include funds received from a client for the conduct of research and development activities.

            A.12 "Sarnoff Field" shall mean the following areas: (1) all video production other than for sports or for advertising purposes, (2) local video insertions, including location based entertainment, for any purpose other than sports and advertising, (3) Private Networks other than for sports and advertising purposes, (4) medical and scientific applications, and (5) use by the Department of Defense or any U.S. Government agency. Sports and advertising use in these five areas, which are not in the Exclusive Field, shall be part of the Access Field and not the Sarnoff Field. Within the Sarnoff Field, "Sarnoff Field I" shall refer to areas 2, 3, 4, and 5 and "Sarnoff Field II" shall refer to area 1.

            A.13. "Sarnoff Source Code" is all that computer software code delivered to PEB by Sarnoff prior to the date of this Agreement in human readable form.

            A.14 "Video Insertion" is the replacement of target patterns, whether preselected or not, in successive frames of a video sequence with replacement patterns, including video images, static images, or other images, in such a way that the substituted replacement patterns appear to a viewer to be part of the scene.

            A.15 "Private Network" is a video distribution system within a geographical site or an internal network of an organization.

      B. AMENDMENTS AND MODIFICATIONS

            5.1. Article I, P. 1 defining the Exclusive Field, which was added to the Research Agreement by amendment dated August 9, 1991, is hereby deleted and the following provision is hereby substituted as Article I, P.1:

            ART. I, P. 1. PEB's Exclusive Field of Use.
            The Exclusive Field is defined as the Electronic Recognition of selected Landmarks for the purpose of Video Insertion in Real Time in any Broadly Disseminated Television Program for advertising purposes or for any purpose in television programs whose principal focus is sports, including tracking images in sports for outlining or emphasis or in an area such as a trajectory, strike zone or player.

            B.2. Ownership Rights. The parties hereby acknowledge that they are not aware of any Joint Property, as that term is defined by Article VI, P. 2 of the Research Agreement. The parties further agree that all Property developed after the Effective Date shall be owned as follows:
PEB shall own all Property developed by PEB's employees and paid for by PEB based on Sarnoff Property or Sarnoff Technology ("PEB Property").

            B.3. Licenses.

            Article VI, P. 4, shall read as follows:

            ART. VI, P.
            4. PEB shall retain ownership of all inventions, computer software and trade secrets developed by PEB's employees and paid for by PEB that are based on Sarnoff technology. Joint Property shall be jointly owned. Sarnoff shall assign PEB an exclusive license, with right to sublicense, in the Joint Property to make, have made, use and sell in the Exclusive Field. PEB shall assign Sarnoff an exclusive license, with right to sublicense, in the Joint Property to make, have made, use and sell only in the Sarnoff Fields. These exclusive licenses are subject to the same royalties as provided in
                  Article VII. In the Access Field, each party shall be free to license third parties in the Joint Property without having to account to the other party.

      Article VII, P.P. 1, 2 and 3 are hereby deleted, and the following provisions are substituted in their stead:

            ART. VII. Licenses.
            1.    Licenses from Sarnoff to PEB.
                  a. Sarnoff grants to PEB a worldwide, exclusive license, in PEB's Exclusive Field subject to the payment of the royalties provided herein to Sarnoff, with right to sublicense, to conduct research and development, manufacture, sell, rent, modify, use, and otherwise exploit Sarnoff Property, including PEB-Funded Property, developed prior to the Effective Date and any PEB-Funded Property developed prior to the date of this Agreement and delivered to PEB by Sarnoff, such exclusive license to be maintained as long as the royalties are paid, as described in P. 4 of this Article VII.

                  b. Sarnoff grants to PEB a worldwide, non-exclusive license, subject to the payment of a [CONFIDENTIAL TREATMENT REQUESTED] royalty under the terms and conditions provided in Article VII, P. 4 herein to Sarnoff, with no right to sublicense except to a related party or joint venture in which PEB owns or has at least a fifteen percent (15%) ownership interest, to manufacture, sell, rent, modify, use, and otherwise exploit Sarnoff Property, including PEB-Funded Property developed prior to the Effective Date and any PEB-Funded Property developed after the Effective Date but prior to the date of this Agreement and delivered to PEB by Sarnoff within the Access Field.

                  c. Except as provided in this subparagraph (c), Sarnoff does not grant PEB a license in the Sarnoff Field. Any area of the Sarnoff Field II which Sarnoff converts to the Access Field pursuant to subparagraph 5(b) below shall be governed by subparagraph 1(b) above, subject to the [CONFIDENTIAL TREATMENT REQUESTED] royalty provided in subparagraph 4(a)(2) below.

                  d.    Source Code

                        (1) Sarnoff grants to PEB a non-exclusive license to use the Sarnoff Source Code to create object codes or to prepare Derivative Works, as that term is defined at 17 U.S.C. 101, of the Sarnoff Source Code, within the Exclusive Field and the Access Field. Within the Sarnoff Field, Sarnoff grants PEB a non-exclusive license to portions of the Sarnoff Source Code excluding the algorithms, and agrees not to assert that any algorithms used by PEB which are not part of the Sarnoff Source Code are Derivative Works of the Sarnoff Source Code if said PEB algorithms do not fall within the claims of any patents or trade secrets owned by Sarnoff and listed in Attachment A to be agreed to by the Parties within twenty (20) days of the date of this Agreement.

                        (2) PEB agrees that the Sarnoff Source Code is the copyrighted property and the proprietary information of Sarnoff and that title to the Sarnoff Source Code remains in Sarnoff. PEB will take all reasonable steps to prevent disclosure of the Sarnoff Source Code to any unrelated third party. PEB shall have no obligation to maintain the confidentiality of any information which: (i) is now or hereafter, through no act or failure on the part of the PEB, becomes generally known or publicly available; (ii) is known to PEB at the time of disclosure by Sarnoff; (iii) becomes known to PEB without restriction from another source without breach of this License; or (iv) is at any time developed by PEB independently of any such disclosure from Sarnoff. This obligation shall expire five (5) years from the effective date above.

                        (3) PEB will reproduce any notices, including any proprietary notices and copyright notices, on/in the Sarnoff Source Code on/in any object code incorporating portions of the Sarnoff Source Code.

            2.    Licenses from PEB to Sarnoff and Its Clients.

                  a. PEB grants to Sarnoff a royalty-free license, with no right to sublicense, to use U.S. Patent No. 5,264,933 issued to Rosser, et al. ("Rosser") and all PEB owned Property developed prior to the Effective Date for research purposes only within the Research Field but outside of the Exclusive Field.

                  b. PEB grants to Sarnoff in the Access Field and in the Sarnoff Field, a non-exclusive license, with right to sublicense Sarnoff's other clients, to Rosser and to PEB owned Property developed prior to the Effective Date at the rates specified in paragraph 5 below. The parties agree that Sarnoff and its clients have and shall have no rights to Rosser or other PEB Owned Property under the Research Agreement or this Amendment except as provided in this subparagraph.

      B.5. The provisions of Article VII, P. 4, including subparagraphs 4(a)-(f), Royalties, are hereby deleted and the following are substituted in their stead:

            4. Royalties from PEB to Sarnoff

            4(a). In consideration for Sarnoff entering into this Agreement and staying out of the Exclusive Field, as described in Articles VII and VIII, and for the licenses granted to PEB, PEB shall pay to Sarnoff royalties based on PEB Gross Revenue. Such royalties survive this Agreement and continue in effect as long as PEB, its successors or assigns remain in the Exclusive Field, and Sarnoff shall remain out of the Exclusive Field as long as royalties are paid. Sarnoff agrees that it will not grant any other license in PEB's Exclusive Field and will not compete with PEB in the Exclusive Field so long as the royalties are paid by PEB. The amount of royalties due Sarnoff shall be calculated based on the following schedules.

                        (1)   Within the Exclusive Field

            Cumulative Gross Revenue            Royalty
            ------------------------            -------

[CONFIDENTIAL TREATMENT REQUESTED]

                        (2)   Within the Access Field.

[CONFIDENTIAL TREATMENT REQUESTED]

                        Exclusive Field shall be subject to the royalties provided in 4(a)(1) above.

            4(b). Deferral of Royalties. Royalties within the Exclusive Field shall accrue until such time that PEB's Cumulative Gross Revenue reaches $20,000,000 or until January 1, 1999, whichever occurs first. Payments for all accrued royalties shall commence after PEB's Cumulative Gross Revenue exceeds $20,000,000 or on January 1, 1999, whichever occurs first, in four equal quarterly installments beginning three (3) months after PEB's Cumulative Gross Revenue exceeds $20,000,000 or January 1, 1999, whichever occurs first.

                        The minimum quarterly royalty payment to maintain the licenses in the Sarnoff Property in effect beginning one quarter after January 1, 1999 shall be One Hundred Thousand Dollars ($100,000) for the Exclusive Field defined in Article I, paragraph 1. For the first two (2) years, PEB shall have the option of paying the minimum royalty in cash or in PEB stock at its last issue price. There shall be no minimum royalties outside the Exclusive Field.

            4(c). Once Cumulative Gross Revenues have reached $20,000,000 or on January 1, 1999, whichever occurs first, PEB shall commence paying royalties quarterly based on the financial records of PEB for the preceding quarter in accordance with the schedule of Royalties, as defined in paragraph 4(a) above of this Article VII.

            4(d). An annual statement of PEB Gross Revenue, PEB Access Field Revenue, Cumulative Gross Revenue and the royalties due to Sarnoff shall be provided by PEB at PEB's expense by an independent, certified public accountant of PEB's choice. Sarnoff shall have the right to have such statement reviewed by an independent Certified Public Accountant of Sarnoff's choice and at Sarnoff's expense on an annual basis.

            4(e). PEB may terminate its payments and licenses under subparagraphs 4(b) or 4(c) of this Article VII, at PEB's election, at any time subsequent to subparagraph 4(c) taking effect except that PEB shall remain liable for any deferred royalties accrued up to the date of termination. If PEB so terminates its payments, then all licenses and the non-compete clause shall also terminate as of the date of PEB's termination of its payments.

            4(f). Each royalty payment due to Sarnoff under this paragraph 4 of this Article VII shall be paid during the month following the calendar quarter covered thereby. Royalties within the Access Field shall be payable without the deferral provided in subparagraphs 4(b)-(c).

            5.    Royalties from Sarnoff to PEB

            5(a).       [CONFIDENTIAL TREATMENT REQUESTED]

            5(b).       [CONFIDENTIAL TREATMENT REQUESTED]

            5(c). Sarnoff shall collect from its client and pay PEB the royalties provided in this paragraph 5 and PEB shall not collect said royalties directly from the Sarnoff client. If PEB does not receive any payments due hereunder from a Sarnoff licensee or from Sarnoff for any reason, including if a particular Sarnoff licensee shall terminate its payments under a licensing agreement as provided herein, the license as to that Sarnoff client or as to Sarnoff for that particular application shall terminate but not Sarnoff's right to grant licenses to its other clients for other applications.

            5(d). Each royalty payment due to PEB under this paragraph 5 shall be paid during the second month following the calendar quarter covered thereby.

            5(e). A quarterly statement of the Sarnoff Client's Gross Revenue or Sarnoff's Gross Revenue, as the case may be, shall be provided by Sarnoff's client or Sarnoff (the "Reporter") at the Reporter's expense. An annual statement of Sarnoff Client's Gross Revenue or Sarnoff's Gross Revenue, as the case may be, and the royalties due to PEB shall be provided by an independent, certified public accountant of the Reporter's choice. PEB shall have the right to have such statement reviewed by an independent Certified Public Accountant of PEB's choice and at PEB's expense on an annual basis solely to determine that the royalties paid to PEB are correct.

      B.6. The anti-dilution provision contained on the top of page 2 of the Letter Amendment dated July 9, 1992 is hereby deleted and the following is substituted:

                  PEB shall provide anti-dilution protection to Sarnoff for the PEB stock to which Sarnoff is entitled under the Agreement that is no less favorable than that provided to all other major holders of PEB stock of the same class, excluding shares received through a bona fide employee stock benefit plan.

      B.7. Article IV, P. 1, shall be amended as follows:

                  1.. The Project comprises two Phases. Phase I has been entered into as of August 31, 1990 and will proceed according to the Statement of Work, as described in our Proposal 90-3214-291 dated August 1, 1990 and incorporated herein by reference. Phases II will be implemented according to the description contained in the Phase II-Proposals, and will be incorporated herein by reference. Sarnoff and PEB agree that they will negotiate in good faith toward mutually acceptable statements of work and costs for the performance by Sarnoff of Phase II.

                  Article IV shall be amended by adding new paragraphs 6-7 as follows:

            6.    Ongoing Work by Sarnoff.

                  a Sarnoff physically delivered to PEB the first prototype unit on April 19, 1995. PEB agrees to return to Sarnoff the two ACCOM units delivered to PEB in 1994.

                  b. PEB shall pay to Sarnoff a total of Four Hundred Forty Seven Thousand Dollars ($447,000); Four Hundred Thousand Dollars ($400,000) of this total on the date of this Agreement and the remaining Forty Seven Thousand Dollars ($47,000) on the six (6) month anniversary of the date of this Agreement.

                  c. The parties hereby mutually release and discharge each other from any and all claims or liabilities arising under Phase II of the Research Agreement and all proposals and amendments related thereto, for the cost of parts and components for the second prototype unit, the Occlusion Task and the performance of the additional tasks undertaken by Sarnoff at PEB's direction between the Effective Date and date of this Agreement.

            7. The parties hereby agree that except as provided herein, all rights and obligations contained in the Research Agreement as amended, including those in Article IV, paragraph 1, as amended in 5.7 above, regarding the performance of tasks by Sarnoff and the payment thereof by PEB are hereby deemed fully satisfied and terminated. Sarnoff hereby acknowledges that except as provided herein, the obligations assumed hereunder by PEB shall be in full satisfaction of all moneys which Sarnoff claims are owing as a result of work performed on the project. All future work for Sarnoff by PEB shall be under terms and conditions to be negotiated in good faith at the time that PEB requests that the work be performed.

            B8. Dispute Resolution Mechanism. Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance, or non-performance of this Amendment other than those matters relating to the validity, enforceability or infringement of a patent, including any dispute regarding the validity, scope and enforceability of this arbitration provision, shall be solely and finally settled by arbitration.

                  Either party hereto may demand arbitration, in writing, to the other party. Within thirty (30) days of such demand, the parties shall select a mutually acceptable arbitrator, who shall be a professional trained and experienced in the subject matter of the dispute. If the parties are not able to select a mutually acceptable arbitrator by such thirty (30) day deadline, then by such thirty (30) day deadline each party shall nominate a person to serve as such party's selector. Such selector shall be independent of the party appointing him. The two selectors so appointed shall select an arbitrator, who shall be a professional trained and experienced in the subject matter of the dispute and independent of each of the parties. Should either party fail to appoint its selector within thirty (30) days of the demand for arbitration, then the requesting party shall name both selectors and they shall proceed to name the arbitrator as provided above.

                  The arbitration shall be conducted in New Jersey in accordance with rules chosen by the arbitrator.

                  The arbitrator shall apply the internal law of the State of New Jersey and shall have the power to grant all legal and equitable remedies and award compensatory damages provided by New Jersey law, including, without limitation, the right to order equitable relief, but shall not have the power to award punitive damages.

                  The award of the arbitrator shall be final and binding upon the parties, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

                  In his award, the arbitrator may, at his discretion, allocate against the losing parties all costs of arbitration, including the fees of the arbitrator, and reasonable attorneys' fees, costs, and expert witness expenses of the parties.

                  The parties intend that this agreement to arbitrate shall be valid, enforceable and irrevocable.

            B.9. Article VII, P.P. 5 and 6; Article VIII, P. 3; and Article XI are hereby deleted.

            B.9 Article V, P. 1, delete "after completion of all Phases of the Project" and insert "after the Effective Date except for Article VII.1.d where the obligation shall expire five (5) years from the date of this Amendment."

ACCEPTED AND AGREED TO

Princeton Electronic Billboard, Inc.


By: /s/ Sam McCleery
    ---------------------------------
Name:  Sam McCleery
Title: Vice President
Date:  6/26/95

David Sarnoff Research Center, Inc.


By: /s/ David J. Warnock
    ---------------------------------
Name:  David J. Warnock
Title: Vice President, Finance & Business Operations
Date:  6/26/95